Exhibit 99.1
Contact:
Vishal Sharma
NaviSite
978.946.7837
vsharma@navisite.com
NaviSite Appoints R. Brooks Borcherding as SVP of Sales & Chief Revenue Officer
Executive from Cisco Systems Tapped to Drive Sales Growth
ANDOVER, Mass. April 13, 2009 — NaviSite, Inc. (NASDAQ: NAVI), a leading provider of Enterprise Hosting and Application Services, announced today the appointment of R. Brooks Borcherding as the Senior Vice President of Sales and Chief Revenue Officer. Borcherding joins NaviSite from Cisco Systems, where he was responsible for strategy, planning, business development and sales operations for the Enterprise East division with a focus on driving revenue from large enterprise customers. Previously, he held leadership positions in sales, sales management, general management, product management and information technology at Avaya, Lucent and AT&T. He began his career as a senior consultant at Andersen Consulting.
“Brooks brings to NaviSite extremely relevant experience in driving top line growth and sales productivity,” said Arthur Becker, CEO, NaviSite. “His extensive expertise and proven track record in developing strategies and managing teams selling compelling IT solutions to large enterprises will help us significantly to increase market penetration and growth.”
Borcherding will also work closely with other NaviSite executives to design and execute a multi-channel sales approach that, in addition to selling to new enterprises, is designed to grow install base sales and leverage inside sales, on-line sales, partnerships and off-shore sales capabilities to drive aggressive revenue growth.
“NaviSite is an industry leader offering comprehensive and compelling IT solutions for enterprises,” said Borcherding. “I am very excited to be part of NaviSite at a time when the market opportunity continues to grow and the company is uniquely positioned to accelerate sales growth. I look forward to driving growth and helping customers take advantage of the world class solutions and capabilities that NaviSite offers.”
Borcherding earned his Bachelors of Science degree in Industrial Engineering from the Virginia Polytechnic Institute.
About NaviSite:
NaviSite is a leading provider of enterprise hosting and application solutions. It provides customized and scalable solutions leveraging its industry leading hosting and enterprise cloud infrastructure, and custom and packaged application life cycle management expertise. Over 1,500 customers depend on NaviSite for managed application services, application development, implementation and management on its web infrastructure platforms in 16 state-of-the-art data centers supported by approximately 650 professionals. For more information visit www.navisite.com
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Corporate Headquarters: 400 Minuteman Road Andover MA, 01810 USA